Exhibit 10.5

CONSENT, WAIVER, AMENDMENT AND EXCHANGE AGREEMENT

THIS CONSENT, WAIVER, AMENDMENT AND EXCHANGE AGREEMENT (the“Agreement”), dated as of November ___, 2008, is entered into by and among Capital Growth Systems, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”). Defined terms not otherwise defined herein shall have the meanings set forth in the March Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated March 11, 2008 (the “March Purchase Agreement”), among the Company and the Holders, the Holders purchased from the Company an aggregate of $19,000,000 in principal amount of Variable Rate Secured Convertible Debentures of the Company (the “March Debentures”) and were issued warrants exercisable for shares of Common Stock (the “March Warrants”);

WHEREAS, pursuant to a Securities Purchase Agreement of even date herewith in the form attached as Exhibit A hereto (the “New Purchase Agreement”) among the Company and the purchasers identified on the signature pages thereto (collectively, the “New Investors”), the New Investors will be purchasing $14,891,250 in aggregate principal amount of Original Issue Discount Secured Convertible Debentures due, subject to the terms therein, due in 364 days and subject to automatic extension upon the final closing of the Company’s acquisition of beneficial ownership of Vanco Direct USA, LLC (“VDUL,” with the final closing being the “Final Closing”) to seven years from their issuance date (the “New Debentures” together with warrants to purchase shares of Common Stock (the offer and sale of such New Debentures and warrants pursuant to the New Purchase Agreement are hereafter referred to as the “New Financing”); and

WHEREAS, pursuant to a Loan and Security Agreement by and among the Company and its Subsidiaries and ACF CGS, L.L.C. as Agent for itself and/or other lenders (the “Archer Agreement”) of even date herewith in the form attached as Exhibit B hereto among the Company and the investor identified on the signature pages thereto (“Archer”), Archer will be lending the Company $8,500,000 pursuant to a secured promissory note due 364 days from issuance but subject to automatic extension as of the Final Closing to 24 months following its issuance (“Archer Note”) (the issuance of the Archer Note pursuant to the Archer Agreement is hereafter referred to as the “ Archer Financing”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1. Waivers. Subject to the terms and conditions hereunder, each Holder hereby waives compliance with the Company’s obligation to provide, and the Holder’s right to receive, notice of the New Financing in accordance with the time frames set forth in Section 4.12(b) of the March Purchase Agreement (it being understood that the waiver in this sentence shall in no way limit a Holder’s right to participate in such New Financing as set forth in Section 4.12 of the March Purchase Agreement), and each Holder hereby waives its right under Section 4.12 of the March Purchase Agreement to participate in the Archer Financing. In addition, subject to the terms and conditions hereunder, each Holder hereby waives the restrictions set forth in Sections 4.13(a) of the March Purchase Agreement and Sections 7(a) and 7(b) of the March Debentures with respect to the New Financing and agrees that such restrictions shall not apply to the issuance of the New Debentures pursuant to the New Financing. Further, subject to the terms and conditions hereunder, each Holder hereby waives the restrictions set forth in Sections 7(a) and 7(b) of the March Debentures with respect to the Archer Financing and agrees that such restrictions shall not apply to the issuance of the Archer Note pursuant to the Archer Financing. In addition, subject to the terms and conditions hereunder, each Holder hereby waives the restrictions set forth in Section 7(a) of the March Debentures with respect to the issuance of the Administrator Debenture (as defined in the New Purchase Agreement). Lastly, subject to the terms hereunder, each Holder hereby waives the restrictions set forth in Section 4.13(a) of the March Purchase Agreement with respect to (i) the issuance of 2,000,000 shares of Common Stock and warrants to purchase 15,000,000 shares of Common Stock to Salzwedel Financial Communications, Inc., (ii) warrants to purchase 1,500,000 shares of Common Stock to Aequitas Capital Management, Inc. and (iii) warrants to the placement agent for the New Financing to purchase that number of shares that would be purchasable with 7% of the cash investments (or cash equivalent value) from the New Financing, each as descried on the Disclosure Schedules to the New Purchase Agreement.

2. Amendments and other Agreements.

(a) Amended and Restated March Debentures.

(i) The Company hereby agrees to issue each Holder other than Hudson Bay Overseas Fund, Ltd. (“HBOF”) and Hudson Bay Fund, L.P. (“HBF”, and together with HBOF, collectively, “Hudson Bay”), in exchange for such purchaser’s March Debenture, an amended and restated debenture, in the form of Exhibit C attached hereto (the “Amended and Restated March Debenture(s)”) with a principal amount equal to the principal amount of such Holder’s current March Debenture multiplied by 1.77 minus any interest paid thereon through the date hereof. The individual principal amounts of the Amended and Restated March Debentures are as set forth on Schedule A attached hereto. Other than as amended thereunder, the rights and obligations of the Holders and of the Company with respect to the Amended and Restated March Debentures shall be identical in all respects to the rights and obligations of the Holders and of the Company with respect to the March Debentures and the Underlying Shares issued and issuable pursuant to the Purchase Agreement, subject to the understanding that the Company shall have the right to effect the Amendment within 75 days following the date of New Purchase Agreement, to the extent that it presently has not reserved sufficient authorized Common Stock underlying the Amended and Restated March Debentures due to the reset in the conversion price for the Amended and Restated March Debentures to $0.24 per share. For clarity, the March Purchase Agreement and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Restated March Debentures and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and redemption thereof, and the term “Transaction Documents” shall be amended to include this Agreement. The Amended and Restated March Debentures are being issued in substitution for and not in satisfaction of the March Debentures, provided, however, the Holder acknowledges and agrees that upon the issuance and acceptance of the certificate evidencing its Amended and Restated March Debenture issued pursuant to this Section, the original certificate evidencing its March Debenture will be deemed cancelled.

(ii) With respect to Hudson Bay, the Company agrees to issue, and Hudson Bay agrees to accept, in exchange for Hudson Bays’ respective Debentures and in full satisfaction of any legal fee reimbursement owing to Hudson Bay and all liquidated damages due and which may become due under the Registration Rights Agreement, the amended and restated debentures in the form attached as Exhibit C-2 attached hereto (the “Hudson Bay Amended and Restated March Debentures”), having principal amounts set forth on Schedule A attached hereto, which shall also be deemed to constitute Amended and Restated March Debentures for all purposes hereof, but shall have the differing economic rights as set forth below in Section 2(a)(iii). For clarity, the term “Debentures” in all of the Transaction Documents shall mean both the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures. All of the Holders hereby consent to the amendments to the Debentures set forth on the Amended and Restated Debentures attached hereto as Exhibits C-1 and C-2, respectively. The Hudson Bay Amended and Restated Debentures are being issued in substitution for and not in satisfaction of Hudson Bay’s March Debentures, provided, however, Hudson Bay acknowledges and agrees that upon the issuance and acceptance of the certificate evidencing the Hudson Bay Amended and Restated Debentures issued pursuant to this Section, the original certificate evidencing its March Debenture will be deemed cancelled.

(iii) Interest. All interest with respect to the Hudson Bay Amended and Restated March Debentures (including any future make whole payments that may be due thereunder) shall be satisfied in full with the payment of a cash sum equal to the sum of $915,202.59 (allocated pro rata among HBOF and HBO based upon the respective outstanding principal amounts of their respective March Debentures immediately preceding the date hereof), which sum reflects the remaining unpaid interest and make whole amount of the March Debentures, after giving effect to all prior payments of interest or make whole payments by the Company, and all liquidated damages due and which may become due under the Registration Rights Agreement (including for failure of the Company to register the shares of Common Stock underlying the Hudson Bay Amended and Restated March Debentures and the warrants issued to them under the March Purchase Agreement, but excluding any liquidated damages which may become due pursuant to Section 4 hereunder) shall be satisfied with the issuance of the Hudson Bay Amended and Restated March Debentures.

(b) Amendments to the March Purchase Agreement.

(i) The term “Exempt Issuance” in the March Purchase Agreement is hereby amended to add the following: shares of Common Stock issued and issuable with respect to the redemption of the Amended and Restated March Debentures, the Hudson Bay Amended and Restated March Debentures and the New Debentures or payment of any liquidated damages with respect to the Amended and Restated March Debentures, the Hudson Bay Amended and Restated March Debentures and the New Debentures, the New Purchase Agreement and the warrants issued pursuant to the New Purchase Agreement in each case pursuant to the terms thereof as in effect on the date of the New Purchase Agreement.

(ii) The following is added as new Section 4.18 of the March Purchase Agreement:

“Notwithstanding anything to the contrary contained herein or in any Transaction Document, if at any time prior to the Senior Creditor Repayment (as defined in that certain subordination agreement among the Company, its Subsidiaries, the Purchasers, and ACF CGS, LLC and the other investors signatory thereto) the Company is prohibited from paying, and the Purchasers are prohibited from receiving, cash payments of liquidated damages pursuant to any Transaction Document, at the option of each Purchaser on written notice to the Company, such amounts otherwise payable in cash under such Transaction Documents shall either accrue, or be payable in the form of shares of Common Stock. The price at which shares of Common Stock issuable in lieu of the cash payment of liquidated damages under the Transaction Documents shall be equal to the least of (x) 90% of the average of the 10 consecutive VWAPs immediately prior to the date such liquidated damages become due, (y) 90% of the average of the 10 consecutive VWAPs immediately prior to the date such shares are actually issued, and (z) the then applicable Conversion Price.

(c) Consent to Certain Prior Acts. To the extent not previously executed and delivered, each Holder agrees to execute the waivers attached hereto as Exhibits D-1 and D-2 with respect to (i) $500,000 bridge loan transaction with Aequitas Catalyst Fund, LLC and (ii) the restatement of the Company’s financial statements as evidenced by its 2008 Form 8-K filing made prior to the date hereof.

(d) Removal of Subordination Legend. Following the Senior Creditor Repayment (as defined in the Archer Intercreditor Agreement), within 3 Business Days of a written request from any Holder, the Company hereby agrees to issue such Holder a replacement Amended and Restated March Debenture, without the restrictive legend referencing the Archer Intercreditor Agreement, and otherwise in the same form of such Holder’s Amended and Restated March Debenture.

(e) Certain Permitted Payments under the Archer Intercreditor Agreement. In connection with “Permitted Payments” (as defined in the Archer Intercreditor Agreement) pursuant to Section 2(c)(iv) thereunder, no less than ten (10) days prior to the due date of the applicable Quarterly Redemption Amounts (as defined in the Amended and Restated March Debentures) as described in such Section, the Company agrees to deliver each Holder a written certification of compliance with the financial covenants under the Archer Loan Agreement for the month prior to the date such Quartlery Redemption Amount is due, and, if requested in writing by a Holder and subject to Section 4.8 of the March Purchase Agreement, calculations in reasonable detail evidencing compliance with such financial covenants.

3. Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c) Issuance of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures. The Amended and Restated Debentures March Debentures and the Hudson Bay Amended and Restated March Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures, as applicable, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares sufficient for the conversion in full of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures prior to giving effect to the reset provision contained therein, and the Company covenants to authorize a sufficient number of its shares of Common Stock by way of amendment to its articles of incorporation no later than 75 days following the date hereof (subject to extension as may be agreed to by the Holders of a majority of the outstanding principal amount of the Amended and Restated March Debentures).

(d) Equal Consideration. No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e) Survival and Bring Down. All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto. The Company expressly reaffirms that, except as set forth in the Disclosure Schedules to the New Purchase Agreement, each of the representations and warranties set forth in the March Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

(f) Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures (and Underlying Shares issuable upon conversion and redemption thereof) shall tack back to the original issue date of the March Debentures. The Company agrees not to take a position contrary to this Section 3(f). The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 5), necessary to issue to the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures (and Underlying Shares issuable upon conversion and redemption thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder.

(g) No Novation. The Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures are being issued in substitution for and not in satisfaction of the March Debentures. The Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures shall not constitute a novation or satisfaction and accord of any of the March Debentures. The Company hereby acknowledges and agrees that the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the March Debentures and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document (as defined in the March Purchase Agreement) or otherwise constitute a novation of its obligations thereunder.

(h) No Event of Default. The Company represents and warrants to each Holder that after giving effect to the terms of the waivers contemplated in this Agreement, no Event of Default (as defined in the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures, as applicable) shall have occurred and be continuing as of the date hereof.

4. Public Information Failure Payments. As a result of the changes made to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) which are effective February 15, 2008, the Company's obligations, pursuant to the Registration Rights Agreement, by and among the Company and each of the undersigned (the “Registration Rights Agreement”), to register the shares of Common Stock issuable upon conversion and/or exercise of the (i) Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures, including shares of Common Stock issued in lieu of cash redemptions thereunder, and (ii) the March Warrants (collectively, the “144 Eligible Securities”), are hereby suspended, so long as (a) the Company is in compliance with the current public information requirement under Rule 144 and (b) the Holder may sell the 144 Eligible Securities without any restriction or limitation under Rule 144 as of that date. In connection with the foregoing, the Company hereby covenants and agrees that at any time during the period commencing on the date hereof and ending at such time that all of the Underlying Shares can be sold without the requirement that adequate public information with respect to the Company be available as set forth in Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c)(1) and such failure exceeds the extension period afforded to the Company under Rule 12b-25 of the Exchange Act to file a report that is not filed within the time period prescribed for such report, provided the Company timely files a Form 12b-25 with the Commission (any such failure being referred to as a “Public Information Failure” and the Business Day immediately following the extension period afforded by Rule 12b-25 being referred to as the “Public Information Failure Date”), then, as partial relief for the damages to the Holder by reason of any such delay in or reduction of its ability to sell the Underlying Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each such holder an amount in cash equal to two percent (2.0%) of the aggregate purchase price paid by such holder under each of the Purchase Agreement for any Securities then held by such holder on the Public Information Failure Date and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (y) the date such Public Information Failure is cured and (z) such date that the public information requirement set forth in Rule 144(c)(1) is no longer required pursuant to Rule 144. The foregoing payments to which a holder shall be entitled are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Public Information Failure Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

5. Legal Opinion. The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Purchasers, including an opinion that the 144 Eligible Securities may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations as of September 11, 2008 and that certificates representing the 144 Eligible Securities issuable upon conversion of the Amended and Restated March Debentures or a “cashless exercise” of the Warrants may be issued without a restrictive legend as required pursuant to Section 4.1 of the March Purchase Agreement.

6. Withdrawal of Registration Statement. Subject to the terms and conditions set forth herein, the Holders hereby agree that the Company can withdraw the registration statement filed pursuant to the Registration Rights Agreement, and agree that the Company shall not be required to file or maintain the effectiveness with respect to any Underlying Shares that are eligible for resale without volume or manner-of-sale restrictions so long as the Company is in compliance with the current public information requirements pursuant to Rule 144. As of the date hereof the Company satisfies the current public information requirement under Rule 144(c)(1).

7. Confirmation of Dilution Adjustment. In connection with the issuance of the securities in the New Financing, the Conversion Price of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures has been reduced to $0.24, subject to further adjustment therein, and the exercise price of the March Warrants has been reduced to $0.24, and the number of shares underlying the March Warrants has been increased in the individual amounts set forth on Schedule B attached hereto, each subject to further adjustment pursuant to the March Warrants.

8. Conversion Between Signing and Closing. In the event a Holder wishes to convert its March Debentures between the date hereof and the Closing Date (as defined in Section 9(a)), the Company shall convert the March Debentures pursuant to its existing terms of the March Debentures without giving effect to the terms of this Agreement, such that the aggregate principal amount subject to the exchange set forth in Sections 2(a)(i) and 2(a)(ii), as applicable, shall be reduced by the amount of such conversion.

9. Miscellaneous.

(a) The foregoing waivers shall not be effective unless and until: (i) all Holders shall have agreed to the terms and conditions hereunder, (ii) the New Investors and all of the Holders execute and deliver an Intercreditor Agreement in the Form of Exhibit C attached hereto, (iii) the Holders, the New Investors and Archer execute and deliver an Intercreditor Agreement in the Form of Exhibit D attached hereto and (iv) the Administrator (as defined in the New Purchase Agreement), the Company and its subsidiaries executed and deliver a subordination and intercreditor agreement in the Form of Exhibit E attached hereto. The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event the New Financing and the Archer Financing are not consummated on or before November 21, 2008 and the Company files a Current Report on Form 8-K with respect thereto by November 24, 2008. In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. The Company shall, on or before 8:30 AM (NY time) on the 1st Trading Day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto, including, without limitation, the Amended and Restated March Debentures, the Hudson Bay Amended and Restated March Debentures, the Intercreditor Agreement, all material agreements under the Archer Financing and all “Transaction Documents” (as defined in the New Purchase Agreement (the “8-K Filing”). From and after the filing of the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(b) This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c) The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders. The obligations of each Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

(d) Except as set forth in the Transaction Documents (as defined in the New Purchase Agreement) and except for $43,325 that will be added to the principal amount of the Hudson Bay Amended and Restated March Debentures for Hudson Bay’s legal fees and expenses, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Amended and Restated March Debentures and the Hudson Bay Amended and Restated March Debentures.

(e) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

CAPITAL GROWTH SYSTEMS, INC.

By:_____________________________________
Name:
Title:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
AMENDMENT AGREEMENT
AMONG CAPITAL GROWTH SYSTEMS, INC. AND
THE HOLDERS THEREUNDER

Name of Holder:___________________________________

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________